Center Bancorp, Inc. Reports Second Quarter 2009 Earnings

NJ -- (GLOBE NEWSWIRE) -- 07/30/2009 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank (UCNB), today reported operating results for the second quarter ended June 30, 2009. Net income amounted to $1.2 million, or $0.08 per fully diluted common share, for the quarter ended June 30, 2009, as compared with earnings of $1.4 million, or $0.11 per fully diluted common share, for the quarter ended June 30, 2008.

For the six months ended June 30, 2009, net income amounted to $2.0 million, or $0.13 per fully diluted common share, as compared to $2.6 million, or $0.20 per fully diluted common share, for the same period in 2008.

President & CEO’s Remarks

"Center Bancorp continues to reflect strong core performance despite difficult economic conditions in the second quarter,” indicated Anthony C. Weagley, President  & CEO.  "Most notably, we see overall growth in our core business, a continued growth of deposits, loans and most important, client relationships.  This continues to translate into improved balance sheet trends. Certain credit quality indicators improved, such as reduced net charge-offs and other real estate owned (OREO) compared to the previous quarter. We remain cautiously optimistic on market trends and resulting challenges in the months ahead. Furthermore, we believe we have taken the appropriate actions in dealing with the financial crisis and have positioned ourselves to continue to expand our franchise and build shareholder value. Another key factor underpinning our performance is the control of operating overhead.”

The Corporation continued to focus on building a superior balance sheet and increasing its liquidity.  This resulted in a minor compression in net interest margin in the quarter and in year-to-date key performance measures. As of June 30, 2009, the Corporation maintained $173.6 million in cash at the Federal Reserve Bank of New York compared to $10.8 million at December 31, 2008.  This represented growth in the Corporation’s customer base and enhanced our liquidity position while we continue to expand our earning asset base in a prudent manner. Further, the Corporation has had no outstanding overnight borrowings under its $93.7 million line of credit facility with the Federal Home Loan Bank of New York since October 2008. The Corporation's available for sale investment portfolio provides an additional source of liquidity.

“During the second quarter, the Corporation recorded an increase in other real estate expense of $1.3 million coupled with higher FDIC insurance expense of $920,000 due primarily to an additional expense taken on the special assessment coupled with changes in the premium rates.  Taken together, these increases reduced second quarter earnings by approximately $0.10 per fully diluted common share, and skewed our efficiency ratio measurement for the period,” indicated Mr. Weagley.

“Despite these actions, we maintained solid core quarterly earnings, which fortified an already strong capital position. Overall, loans continued to show marked growth with commercial and commercial real estate demand still gaining strength, while new production of 1-4 family loans for sale into the secondary market coupled with refinancing activity reduced the residential loan portfolio. As we move forward, our focus will remain on preserving and growing our core business, and providing sound, prudent management of the Corporation."

Key items for the quarter include:

▪	Net income of $1,201,000 for the second quarter of 2009 compared with net income of $799,000 for the first quarter of 2009 and $1.4 million for the second quarter of 2008.

▪
EPS of $0.08 per fully diluted common share compared with $0.05 per fully diluted common share for the first quarter of 2009 and $0.11 per fully diluted common share for the comparable second quarter period of 2008. Dividends and accretion relating to the preferred stock and warrants issued to the U.S. Treasury reduced earnings by approximately $0.01 per fully diluted common share.

▪
Other real estate expense increased by $1.3 million compared to the same quarter last year, due primarily to the recognition of a $926,000 write-down coupled with the continued build out costs relating to the residential real estate condominium project in Union County, New Jersey. The Corporation currently has a contract for sale on this project, which is expected to close in the third quarter of 2009.

▪
FDIC insurance expense increased $920,000 over the same quarter last year due to the recording of the mandated FDIC special assessment, which amounted to $630,000, along with higher FDIC assessments resulting from changes in the premium rates.

▪
Overall credit quality in the Bank’s portfolio remains high, even though the economic weakness has impacted several potential problem loans. Non-performing assets amounted to 0.80% of total assets at June 30, 2009 compared to 0.81% at March 31, 2009 and 0.04% at June 30, 2008.

▪	Strong Tier 1 capital ratio of 7.52% at June 30, 2009, 8.42% at March 31, 2009, and 8.03% at June 30, 2008.

▪
A contraction in annualized net interest margin by 8 basis points to 2.73% compared to 2.81% for the first quarter of 2009 and down 27 basis points as compared to the comparable quarter of 2008, as a high level of uninvested excess cash has been accumulated due to strong deposit growth experienced during the quarter.

▪
An increase in deposits to $955.1 million at June 30, 2009 from $768.4 million at March 31, 2009 and $621.2 million at June 30, 2008, reflecting inflows in core savings deposits and CDARS Reciprocal deposits, as customers’ desires for safety and liquidity became paramount in light of the financial crisis.

▪
Book value per common share amounting to $6.14 at June 30, 2009 compared to $6.15 at March 31, 2009 and $6.18 at June 30, 2008. Tangible book value per common share was $4.83 at June 30, 2009 compared to $4.83 at March 31, 2009 and $4.86 at June 30, 2008.

Selected financial ratios (annualized where applicable)

As of or for the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Return on average assets	0.40%	0.30%	0.66%	0.60%	0.57%	0.50%
Return on average equity	5.35%	3.52%	8.38%	7.55%	6.69%	5.60%
Net interest margin (tax equivalent basis)	2.73%	2.81%	3.01%	3.09%	3.00%	2.74%
Loan/Deposit ratio	72.68%	88.24%	102.53%	97.64%	101.61%	90.71%
Stockholders' equity/total assets	6.67%	7.98%	7.99%	7.73%	8.15%	8.58%
Efficiency ratio	96.3%	72.5%	59.7%	55.4%	67.7%	70.9%
Book value per common share	$6.14	$6.15	$6.29	$6.21	$6.18	$6.51
Return on average tangible stockholders' equity	6.61%	4.33%	10.62%	9.60%	8.41%	6.98%
Tangible common stockholders' equity/tangible assets	4.74%	5.69%	6.42%	6.19%	6.52%	6.98%
Tangible book value per common share	$4.83	$4.83	$4.97	$4.89	$4.86	$5.20

Capital and Liquidity

Center remained well capitalized with strong liquidity in the second quarter of 2009. Total stockholders' equity amounted to $89.5 million, or 6.67% of total assets, at June 30, 2009. Tangible common stockholders' equity was $62.8 million, or 4.74% of tangible assets. Book value per common share was $6.14 at June 30, 2009, compared to $6.18 at June 30, 2008. Tangible book value per common share was $4.83 at June 30, 2009 compared to $4.86 at June 30, 2008.

At June 30, 2009, the Corporation’s Tier 1 Capital Leverage ratio was 7.52%, the Corporation’s total Tier 1 Risk Based Capital ratio was 10.46% and the Corporation’s Total Risk Based Capital ratio was 11.28%. Total Tier 1 capital increased to approximately $88.6 million at June 30, 2009 from $78.2 million at December 31, 2008, reflecting the Corporation’s participation in the TARP Capital Purchase Program. At June 30, 2009, the Corporation’s capital ratios continued to exceed each of the minimum Federal requirements for a bank holding company, and Union Center National Bank’s capital ratios continued to exceed each of the minimum levels required for classification as a “well capitalized institution” under the Federal Deposit Insurance Corporation Improvement Act.

The Corporation also announced that its Board of Directors has authorized a rights offering of up to approximately $11 million of common stock to its existing stockholders.  The Corporation expects to use the net proceeds from the proposed rights offering to purchase the shares of preferred stock and the warrant to purchase shares of common stock issued to the U.S. Department of the Treasury in January 2009 under the TARP Capital Purchase Program.

Under the proposed rights offering, each shareholder of record as of a record date to be determined will receive, at no charge, one non-transferable subscription right for each share of Center Bancorp common stock owned on the record date.  Each right will entitle the holder to purchase its pro rata allocation of the shares to be offered at a subscription price  which is expected to be at a discount from the average market price of the Company's common stock for several trading days prior to the commencement of the rights offering. The proposed rights offering will also include an over-subscription privilege which will entitle each rights holder that exercises its basic subscription privilege in full to purchase any shares not purchased by other shareholders pursuant to the exercise of their basic subscription privileges at the same subscription price.  Lawrence B. Seidman, an existing shareholder and member of the Corporation’s Board of Directors, and certain of his affiliates have agreed to purchase any shares of common stock that remain unsubscribed for at the same price as the subscription price.

The Corporation anticipates that the specific terms of the rights offering will be determined, and the rights offering will commence, within the next month.

Center Bancorp plans to file a registration statement with the Securities and Exchange Commission pertaining to the rights offering.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction, nor shall there be any offer or sale of the common stock referred to in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The proposed rights offering will be made only by means of a prospectus.

Asset Quality

At June 30, 2009, non-performing assets totaled $10.8 million, or 0.80% of total assets, as compared with $9.1 million, or 0.81%, at March 31, 2009 and $0.4 million, or 0.04%, at June 30, 2008.

“While overall credit quality in the Bank’s portfolio remains high, continued economic weakness has impacted several problem loans in the portfolio which have been previously disclosed. Non-accrual loans increased from $4.6 million at March 31, 2009 to $5.0 million at June 30, 2009; this increase was due primarily to the addition of one residential mortgage credit. Troubled debt restructurings increased from $91,000 at March 31, 2009 to $1.0 million at June 30, 2009; the increase in troubled debt restructurings reflects modifications to residential mortgage loans, which are all performing according to the terms in their respective modification agreements. Loans past due 90 days or more and still accruing increased from none at March 31, 2009 to $1.3 million at June 30, 2009 due to three new credits which are well secured and in the process of collection. With respect to the $4.0 million industrial warehouse project placed into non-accrual during the first quarter of 2009, we are currently working with the borrowers and the participating bank that is involved with the project, in an effort to sell or lease the remaining industrial warehouse units. Proceeds from the current units under contract, as well as the remaining units, will be used to make further principal reductions to our loan,” remarked Mr. Weagley.

The OREO balance decreased from $4.4 million at March 31, 2009 to $3.5 million at June 30, 2009.  This decrease was related to the writedown of the carrying value of the residential condominium project that was taken into OREO during the fourth quarter of 2008.  The Corporation currently has a contract for sale on the project, which is expected to close during the third quarter of 2009. Had this sale occurred on June 30, 2009, the Corporation’s total non-performing assets would have reflected a significant improvement from March 31, 2009. The Corporation expects to record a gain on the sale of the property in the approximate amount of $150,000.

At June 30, 2009, the total allowance for loan losses amounted to approximately $6.9 million, or 1.00% of total loans. The allowance for loan losses as a percent of total non-performing loans amounted to 94.8% at June 30, 2009 as compared to 145.4% at March 31, 2009 and 1,563.5% at June 30, 2008.

Selected credit quality ratios (unaudited)

(Dollars in thousands)
As of or for the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Non-accrual loans	$5,058	$4,566	$541	$541	$265	$1,215
Troubled debt restructuring	975	91	93	95	97	-
Past due loans 90 days or more and still accruing interest	1,260	-	139	18	-	-
Total non performing loans	7,293	4,657	773	654	362	1,215
Other real estate owned (“OREO”)	3,500	4,426	3,949	-	-	478
Total non performing assets	$10,793	$9,083	$4,722	$654	$362	$1,693
Non performing assets as a percentage of total assets	0.80%	0.81%	0.46%	0.06%	0.04%	0.17%
Non performing loans as a percentage of total loans	1.05%	0.69%	0.11%	0.10%	0.06%	0.22%
Net charge-offs	$8	$906	$251	$45	$106	$68
Net charge-offs as a percentage of average loans for the period (annualized)	0.00%	0.53%	0.15%	0.03%	0.07%	0.05%
Allowance for loan losses as a percentage of period end loans	1.00%	1.00%	0.92%	0.92%	0.90%	0.93%
Allowance for loan losses as a percentage of non-performing loans	94.8%	145.4%	809.1%	929.7%	1,563.5%	431.7%

Total Assets	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167
Total Loans	694,214	678,017	676,203	661,157	631,221	565,025
Average loans for the quarter	686,675	679,953	670,212	651,766	601,655	565,654
Allowance for loan losses	6,917	6,769	6,254	6,080	5,660	5,245

Net Interest Income and Margin

The Corporation recorded net interest income on a fully taxable equivalent basis of $6.8 million for the three months ended June 30, 2009 as compared to $6.8 million for the comparable quarter in 2008. Interest income increased by $0.3 million and interest expense increased by $0.3 million from the same period last year. Compared to 2008, average interest earning assets increased by $88.4 million while the net interest spread and net interest margin improved by 6 basis points and decreased by 27 basis points, respectively. On a linked quarter basis, the net interest spread and margin increased by 12 basis points and decreased by 8 basis points, respectively. Our net interest margin was impacted by the high level of uninvested excess cash, which accumulated due to strong deposit growth experienced during the quarter.

For the six months ended June 30, 2009, net interest income on a fully taxable equivalent basis amounted to $13.3 million as compared to $12.9 million for the same period in 2008. Interest income declined by $0.4 million while interest expense decreased by $0.8 million from the same period last year. Compared to 2008, average interest earning assets increased $65.0 million while our net interest spread and margin increased by 17 basis points and decreased by 10 basis points, respectively. Our net interest margin was impacted by the high level of uninvested excess cash, which accumulated due to strong deposit growth experienced during the first six months.

Quarterly Condensed Consolidated Income Statements (unaudited)

(Dollars in thousands, except per share data)
For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Net interest income	$6,627	$6,379	$6,823	$6,860	$6,429	$5,687
Provision for loan losses	156	1,421	425	465	521	150
Net interest income after provision for loan losses	6,471	4,958	6,398	6,395	5,908	5,537
Other income	2,551	1,384	615	47	1,116	866
Other expense	(7,314)	(5,319)	(4,754)	(4,578)	(5,188)	(4,953)
Income before income tax	1,708	1,023	2,259	1,864	1,836	1,450
Income tax expense	507	224	560	346	428	233
Net income	1,201	799	1,699	1,518	1,408	1,217
Net income available to common stockholders	$1,053	$670	$1,699	$1,518	$1,408	$1,217
Earnings per common share:
Basic	$0.08	$0.05	$0.13	$0.12	$0.11	$0.09
Diluted	$0.08	$0.05	$0.13	$0.12	$0.11	$0.09
Weighted average common shares outstanding:
Basic	12,994,429	12,991,312	12,989,304	12,990,441	13,070,868	13,144,747
Diluted	12,996,544	12,993,185	12,995,134	13,003,954	13,083,558	13,163,586

Other Income

Total other income increased $1.4 million for the second quarter of 2009 compared with the comparable quarter of 2008, primarily as a result of net securities gains. During the second quarter of 2009, the Corporation recorded net securities gains of $1.7 million. Excluding net securities gains, the Corporation recorded other income of $841,000 for the three months ended June 30, 2009 compared to $891,000 for the three months ended June 30, 2008, a decrease of $50,000 or 5.6%. This decrease was due primarily to lower levels of service charges offset in part by higher income on bank owned life insurance and commissions from sales of mutual funds and annuities.

For the six months ended June 30, 2009, total other income increased $2.0 million compared to the same period in 2008, primarily as a result of net securities gains. Excluding net securities gains, the Corporation recorded other income of $1.6 million for the six months ended June 30, 2009 compared to $1.7 million for the comparable period in 2008, a decrease of $132,000 or 7.5%. This decrease was primarily the result of lower levels of service charges offset partially by higher income on bank owned life insurance and commissions from sales of mutual funds and annuities.

Quarterly Consolidated Non-Interest Income (unaudited)

(Dollars in thousands)
For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Service charges on deposit accounts	$324	$343	$376	$360	$383	$404
Commissions from mortgage broker activities	-	2	7	6	17	12
Loan related fees (LOC)	45	30	53	46	37	41
Commissions from sale of mutual funds and annuities	45	40	22	35	38	17
Debit card and ATM fees	116	106	113	124	130	125
Bank owned life insurance	257	218	247	507	228	221
Net securities gains (losses)	1,710	600	(256)	(1,075)	225	-
Other service charges and fees	54	45	53	44	58	46
Total other income	$2,551	$1,384	$615	$47	$1,116	$866

Other Expense

Other expense for the second quarter of 2009 totaled $7.3 million, an increase of $2.1 million, or 41.0%, from the comparable period in 2008. For the six months ended June 30, 2009, other expense totaled $12.6 million, an increase of $2.5 million, or 24.6%. In May 2009, the FDIC adopted a final rule on the special assessment that will assess the industry 5 basis points on total assets less Tier 1 capital. The Corporation was required to accrue the charge during the second quarter of 2009, which amounted to approximately $630,000, even though the FDIC will collect the fee at the end of the third quarter when the regular quarterly assessments for the second quarter are collected. Additionally, in December 2008, the FDIC adopted a final rule increasing risk-based assessment rates beginning in the first quarter of 2009. As a result of these changes coupled with one-time assessment credits recognized in 2008, FDIC insurance expense amounted to $940,000 in the second quarter of 2009, an increase of $920,000, or 4,600%, over the comparable period in 2008. For the six months ended June 30, 2009, FDIC insurance expense increased $1.3 million, or 3,163%. OREO expense for the second quarter of 2009 and six months ended June 30, 2009 increased by $1.3 million compared to the same quarter and six month period last year, respectively, due primarily to the recognition of a $926,000 writedown coupled with the continued build out costs relating to the residential real estate condominium project in Union County, New Jersey. The Corporation currently has a contract for sale on this project, which is expected to close in the third quarter of 2009.

The efficiency ratio for the second quarter of 2009 was 96.3% as compared to 67.7% in the second quarter of 2008. For the six months ended June 30, 2009, the efficiency ratio was 84.6% as compared to 69.2% in the same period of 2008. This increase was due primarily to the increase in FDIC insurance expense and OREO expense.

Quarterly Consolidated Non-Interest Expense (unaudited)

(Dollars in thousands)
For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Employee salaries and wages	$1,946	$1,861	$1,777	$1,752	$2,013	$1,896
Employee stock option expense	25	22	23	23	36	45
Health insurance and other employee benefits	362	309	(246)	(32)	285	218
Payroll taxes	166	194	139	167	182	179
Other employee related expenses	8	7	17	9	8	14
Total salaries and employee benefits	$2,507	$2,393	$1,710	$1,919	$2,524	$2,352

Occupancy, net	583	797	983	803	734	759
Premises and equipment	319	321	362	352	356	366
Professional and consulting	236	212	152	189	190	172
Stationery and printing	102	70	97	87	118	95
FDIC Insurance	940	365	149	28	20	20
Marketing and advertising	141	130	144	145	188	160
Computer expense	228	214	229	238	226	141
Bank regulatory related expenses	60	60	55	54	55	58
Postage and delivery	64	46	69	67	65	78
ATM related expenses	61	61	59	61	62	60
OREO expense (benefit)	1,375	33	-	(44)	31	33
Amortization of core deposit intangible	22	22	23	23	24	25
Other expenses	676	595	722	656	595	634
Total other expense	$7,314	$5,319	$4,754	$4, 578	$5,188	$4,953

Key Balance Sheet Changes at June 30, 2009

▪	The Corporation had total loans of $694.2 million at June 30, 2009, an $18.0 million, or 2.7%, increase from December 31, 2008 and a $63.0 million, or 10.0%, increase from June 30, 2008.

▪
Loan growth continued during the quarter in the Corporation’s commercial related segment of the portfolio.  Total  gross loans booked for the quarter included $52.6 million  of new loans and $12.5 million in advances principally offset by payoffs and principal payments of $48.9 million .

▪	At June 30, 2009, the Corporation had $44.9 million in overall undispersed loan commitments, which are expected to fund over the next 90 days.

▪	Loan originations and pipelines for the quarter increased in the commercial sector, primarily in the commercial real estate segment of the loan portfolio.

Loan Mix:
(unaudited)

(Dollars in thousands)
At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Real estate loans
Residential	$218,340	$229,903	$240,316	$249,258	$255,817	$260,237
Commercial	262,676	256,885	256,527	246,089	224,990	163,664
Construction	54,105	41,242	42,075	47,722	50,638	48,494
Total real estate loans	535,121	528,030	538,918	543,069	531,445	472,395
Commercial loans	157,621	148,444	135,232	116,891	98,845	91,492
Consumer and other loans	921	928	1,481	672	339	592
Total loans before unearned fees and costs	693,663	677,402	675,631	660,632	630,629	564,479
Unearned fees and costs, net	551	615	572	525	592	546
Total loans	$694,214	$678,017	$676,203	$661,157	$631,221	$565,025

▪	Investment securities increased by $125.1 million at June 30, 2009 compared to June 30, 2008 and increased by $136.2 million when compared to December 31, 2008.

▪	Deposits totaled $955.1 million at June 30, 2009, an increase of $295.6 million from December 31, 2008 and an increase of $334.0 million from June 30, 2008.

▪
Total deposit funding sources, including overnight repurchase agreements (which agreements are part of the demand deposit base), amounted to $979.3 million at June 30, 2009, an increase of $289.6 million from December 31, 2008, which reflected inflows in core savings deposits and CDARS Reciprocal deposits, as customers’ needs for safety and more liquidity became paramount in light of the financial crisis.

▪
Time certificates of deposit of $100,000 and over increased $169.3 million as compared to December 31, 2008 due primarily to an increase in CDARS Reciprocal deposits, which has become an attractive product for customers who are sensitive to obtaining full FDIC insurance for their time deposits.

▪
The Corporation expects its deposit gathering efforts to remain strong, supported in part by the recent actions by the FDIC in temporarily raising the deposit insurance limits. The Corporation is a participant in the FDIC’s Transaction Account Guarantee Program. Under this program, all non-interest bearing deposit transaction accounts are fully guaranteed by the FDIC, regardless of dollar amount, through December 31, 2009. The FDIC is currently seeking comment on whether to allow the guarantee to expire as scheduled on December 31, 2009 or extend the guarantee through June 30, 2010, with increased fees.

▪	Borrowings totaled $252.5 million at June 30, 2009, reflecting a decrease of $21.1 million from December 31, 2008.

The following table reflects the Corporation’s deposits for the periods specified.

Deposit Mix
(unaudited)

(Dollars in thousands)
At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Checking accounts
Non interest bearing	$130,115	$114,607	$113,319	$114,631	$110,891	$117,053
Interest bearing	137,578	132,682	139,349	129,070	124,469	125,152
Savings deposits	185,074	137,197	66,359	61,623	63,918	68,028
Money market accounts	129,756	114,363	111,308	140,533	147,202	170,742
Time deposits	372,619	269,530	229,202	231,287	174,710	141,949
Total Deposits	$955,142	$768,379	$659,537	$677,144	$621,190	$622,924

Additional Information for the Second Quarter 2009

▪	Total assets of $1.3 billion at June 30, 2009, which positions the Corporation as one of the largest New Jersey headquartered financial institutions.

▪
Continued improvement in earning asset mix from the same quarter last year, as average loans increased by $85.0 million while average investment securities, including federal fund sold, increased by $3.4 million

▪	The Corporation relocated its Summit Banking Center on May 29, 2009, to the new Promenade Building on Morris Avenue in Summit from its existing downtown facility.

Quarterly Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)
At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Cash and due from banks	$176,784	$90,634	$15,031	$15,952	$16,172	$15,155
Fed funds and money market funds	-	-	-	-	-	45,300
Investments	378,895	266,032	242,714	284,349	253,780	281,746
Loans	694,214	678,017	676,203	661,157	631,221	565,025
Allowance for loan losses	(6,917)	(6,769)	(6,254)	(6,080)	(5,660)	(5,245)
Restricted investment in bank stocks, at cost	10,675	10,228	10,230	10,277	10,325	10,036
Premises and equipment, net	18,430	18,313	18,488	18,545	18,203	17,404
Goodwill	16,804	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	262	283	306	328	350	375
Bank owned life insurance	25,888	23,156	22,938	22,690	22,710	22,483
Other real estate owned	3,500	4,426	3,949	-	-	-
Other assets	23,068	19,889	22,884	18,756	22,531	26,084
TOTAL ASSETS	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167
Deposits	$955,142	$768,379	$659,537	$677,144	$621,190	$622,924
Borrowings	252,498	255,365	273,595	281,046	279,585	279,024
Other liabilities	44,505	7,840	8,448	3,964	5,268	7,818
Stockholders' equity	89,458	89,429	81,713	80,624	80,393	85,401
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167

Condensed Consolidated Average Balance Sheets (unaudited)

(Dollars in thousands)
For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Investments, Fed funds, and other	$304,482	$253,445	$272,507	$273,337	$301,118	$326,397
Loans	686,675	679,953	670,212	651,766	601,655	565,654
Allowance for loan losses	(6,891)	(6,384)	(6,235)	(5,840)	(5,404)	(5,237)
All other assets	211,495	131,861	95,514	93,535	91,631	93,088
TOTAL ASSETS	$1,195,761	$1,058,875	$1,031,998	$1,012,798	$989,000	$979,902
Deposits-interest bearing	$716,243	$588,599	$554,652	$521,459	$499,342	$519,295
Deposits-non interest bearing	121,482	115,541	112,936	118,623	114,744	112,695
Borrowings	253,310	255,269	278,524	288,002	284,264	251,222
Other liabilities	14,921	8,567	4,798	4,321	6,508	9,769
Stockholders’ equity	89,805	90,899	81,088	80,393	84,142	86,921
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$1,195,761	$1,058,875	$1,031,998	$1,012,798	$989,000	$979,902

About Center Bancorp

Center Bancorp, Inc. is a financial services holding company and operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, and through a strategic partnership with American Economic Planning Group, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration. Center additionally offers title insurance services in connection with the closing of real estate transactions, through two subsidiaries, Union Title Company and Center Title Company.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At June 30, 2009, the Bank had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $979.3 million and stockholders’ equity of $89.5 million. For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. This measure may be important to investors that are interested in analyzing our return on equity exclusive of the effect of changes in intangible assets on equity. The following table presents a reconciliation of return on average stockholders’ equity and return on average tangible stockholders’ equity for the periods presented:

(Dollars in thousands)
For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Net income	$1,201	$799	$1,699	$1,518	$1,408	$1,217
Average stockholders’ equity	$89,805	$90,899	$81,088	$80,393	$84,142	$86,921
Less: Average goodwill and other intangible assets	17,078	17,101	17,123	17,145	17,169	17,194
Average tangible stockholders’ equity	$72,727	$73,798	$63,965	$63,248	$66,973	$69,727
Return on average stockholders’ equity	5.35%	3.52%	8.38%	7.55%	6.69%	5.60%
Add: Average goodwill and other intangible assets	1.26	0.81	2.24	2.05	1.72	1.38
Return on average tangible stockholders’ equity	6.61%	4.33%	10.62%	9.60%	8.41%	6.98%

“Tangible book value per common share” is also a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The Corporation believes that a disclosure of tangible book value per common share may be helpful for those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets. The following table presents a reconciliation of total book value per common share to tangible book value per common share as of the dates presented:

(Dollars in thousands)
At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Common shares outstanding	13,000,601	12,991,312	12,991,312	12,988,284	13,016,075	13,113,760
Stockholders’ equity	$89,458	$89,429	$81,713	$80,624	$80,393	$85,401
Less: Preferred stock	9,578	9,557	-	-	-	-
Less: Goodwill and other intangible assets	17,066	17,087	17,110	17,132	17,154	17,179
Tangible common stockholders’ equity	$62,814	$62,785	$64,603	$63,492	$63,239	$68,222
Book value per common share	$6.14	$6.15	$6.29	$6.21	$6.18	$6.51
Less: Goodwill and other intangible assets	1.31	1.32	1.32	1.32	1.32	1.31
Tangible book value per common share	$4.83	$4.83	$4.97	$4.89	$4.86	$5.20

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration for intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both back out goodwill and other intangible assets. The following table presents a reconciliation of total assets to tangible assets and then presents a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented:

(Dollars in thousands)
At quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Total assets	$1,341,603	$1,121,013	$1,023,293	$1,042,778	$986,436	$995,167
Less: Goodwill and other intangible assets	17,066	17,087	17,110	17,132	17,154	17,179
Tangible assets	$1,324,537	$1,103,926	$1,006,183	$1,025,646	$969,282	$977,988
Total stockholders' equity/total assets	6.67%	7.98%	7.99%	7.73%	8.15%	8.58%
Tangible common stockholders' equity/tangible assets	4.74%	5.69%	6.42%	6.19%	6.52%	6.98%

Total non-interest income is presented both including and excluding net securities gains (losses). We believe that many investors desire to evaluate non-interest income without regard for securities transactions. The following table presents a reconciliation of total non-interest (or other) income with total non-interest (or other) income excluding the impact of securities transactions.

(Dollars in thousands)
For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Total non-interest income	$2,551	$1,384	$615	$47	$1,116	$866
Net securities gains (losses)	1,710	600	(256)	(1,075)	225	-
Total non-interest income, excluding net securities gains (losses)	$841	$784	$871	$1,122	$891	$866

“Efficiency ratio” is a non-GAAP financial measure and is defined as non-interest expense as a percentage of net interest income on a tax equivalent basis plus non-interest income, excluding net securities gains (losses), as follows:

(Dollars in thousands)
For the quarter ended:	6/30/09	3/31/09	12/31/08	9/30/08	6/30/08	3/31/08
Other expense	$7,314	$5,319	$4,754	$4,578	$5,188	$4,953
Net interest income (tax equivalent basis)	$6,753	$6,556	$7,086	$7,148	$6,776	$6,117
Other income, excluding net securities gains (losses)	841	784	871	1,122	891	866
	$7,594	$7,340	$7,957	$8,270	$7,667	$6,983
Efficiency ratio	96.3%	72.5%	59.7%	55.4%	67.7%	70.9%

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding market trends, management’s focus, the timing of a sale of an OREO property, the timing of funding of undisbursed commitments and the continuing ability to attract deposits) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the current global financial crisis and the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Investor Inquiries:
Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2886

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(unaudited)

(Dollars in Thousands, Except Per Share Data)	June 30, 2009	December 31, 2008

ASSETS
Cash and due from banks	$176,784	$15,031
Investment securities available-for sale	378,895	242,714
Loans	694,214	676,203
Less — Allowance for loan losses	6,917	6,254
Net loans	687,297	669,949
Restricted investment in bank stocks, at cost	10,675	10,230
Premises and equipment, net	18,430	18,488
Accrued interest receivable	4,671	4,154
Bank owned life insurance	25,888	22,938
Other real estate owned	3,500	3,949
Goodwill and other intangible assets	17,066	17,110
Other assets	18,397	18,730
Total assets	$1,341,603	$1,023,293
LIABILITIES
Deposits:
Non-interest bearing	$130,115	$113,319
Interest-bearing
Time deposits $100 and over	269,770	100,493
Interest-bearing transactions, savings and time deposits $100 and less	555,257	445,725
Total deposits	955,142	659,537
Short-term borrowings	24,122	45,143
Long-term borrowings	223,221	223,297
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	8,659	8,448
Due to brokers for investment securities	35,846	—
Total liabilities	1,252,145	941,580
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share:
Authorized 5,000,000 shares; issued 10,000 shares in 2009 and none in 2008	9,578	—
Common stock, no par value:
Authorized 20,000,000 shares; issued 15,190,984 shares in 2009 and 2008; outstanding 13,000,601 in 2009 and 12,991,312 shares in 2008	86,908	86,908
Additional paid in capital	5,636	5,204
Retained earnings	16,458	16,309
Treasury stock, at cost (2,190,383 in 2009 and 2,199,672 shares in 2008)	(17,720)	(17,796)
Accumulated other comprehensive loss	(11,402)	(8,912)
Total stockholders’ equity	89,458	81,713
Total liabilities and stockholders’ equity	$1,341,603	$1,023,293

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

((Dollars in Thousands, Except Per Share Data)	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$9,211	$8,677	$18,313	$17,148
Interest and dividends on investment securities:
Taxable interest income	3,079	2,635	5,459	5,400
Non-taxable interest income	245	675	588	1,477
Dividends	171	213	288	456
Interest on Federal funds sold and securities purchased under agreement to resell	—	30	—	109
Total interest income	12,706	12,230	24,648	24,590
Interest expense:
Interest on certificates of deposit $100 or more	989	537	1,767	1,212
Interest on other deposits	2,552	2,499	4,829	5,868
Interest on borrowings	2,538	2,765	5,046	5,394
Total interest expense	6,079	5,801	11,642	12,474
Net interest income	6,627	6,429	13,006	12,116
Provision for loan losses	156	521	1,577	671
Net interest income after provision for loan losses	6,471	5,908	11,429	11,445
Other income:
Service charges, commissions and fees	440	513	889	1,042
Annuity and insurance	45	38	85	55
Bank owned life insurance	257	227	475	449
Net securities gains	1,710	225	2,310	225
Other	99	113	176	211
Total other income	2,551	1,116	3,935	1,982
Other expense:
Salaries and employee benefits	2,507	2,524	4,900	4,876
Occupancy, net	583	734	1,380	1,493
Premises and equipment	319	356	640	722
FDIC insurance	940	20	1,305	40
Professional and consulting	236	190	448	362
Stationery and printing	102	118	172	213
Marketing and advertising	141	188	271	348
Computer expense	228	226	442	367
OREO expense, net	1,375	31	1,408	64
Other	883	801	1,667	1,656
Total other expense	7,314	5,188	12,633	10,141
Income before income tax expense	1,708	1,836	2,731	3,286
Income tax expense	507	428	731	661
Net income	1,201	1,408	2,000	2,625
Preferred stock dividends and accretion	148	—	277	—
Net income available to common stockholders	$1,053	$1,408	$1,723	$2,625
Earnings per common share:
Basic	$0.08	$0.11	$0.13	$0.20
Diluted	$0.08	$0.11	$0.13	$0.20
Weighted average common shares outstanding:
Basic	12,994,429	13,070,868	12,992,879	13,107,808
Diluted	12,996,544	13,083,558	12,994,518	13,123,136

SUMMARY SELECTED QUARTERLY STATISTICAL INFORMATION AND FINANCIAL DATA

(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	6/30/2009	3/31/2009	6/30/2008
Statements of Income Data:
Interest income	$12,706	$11,942	$12,230
Interest expense	6,079	5,563	5,801
Net interest income	6,627	6,379	6,429
Provision for loan losses	156	1,421	521
Net interest income after provision for loan losses	6,471	4,958	5,908
Other income	2,551	1,384	1,116
Other expense	7,314	5,319	5,188
Income before income tax expense	1,708	1,023	1,836
Income tax expense	507	224	428
Net income	1,201	799	1,408
Net income available to common stockholders	$1,053	$670	$1,408
Earnings per common share:
Basic	$0.08	$0.05	$0.11
Diluted	$0.08	$0.05	$0.11
Statements of Condition Data (Period End):
Investments	$378,895	$266,032	$253,780
Total loans	694,214	678,017	631,221
Goodwill and other intangibles	17,066	17,087	17,154
Total assets	1,341,603	1,121,013	986,436
Deposits	955,142	768,379	621,190
Borrowings	252,498	255,365	279,585
Stockholders' equity	$89,458	$89,429	$80,393
Dividend Data on Common Shares:
Cash dividends	$390	$1,169	$1,177
Dividend payout ratio	37.04%	174.48%	83.59%
Cash dividends per share	$0.03	$0.09	$0.09
Weighted Average Common Shares Outstanding:
Basic	12,994,429	12,991,312	13,070,868
Diluted	12,996,544	12,993,185	13,083,558
Operating Ratios:
Return on average assets	0.40%	0.30%	0.57%
Average stockholders' equity to average assets	7.51%	8.58%	8.51%
Return on average equity	5.35%	3.52%	6.69%
Return on average tangible stockholders’ equity	6.61%	4.33%	8.41%
Book value per common share	$6.14	$6.15	$6.18
Tangible book value per common share	$4.83	$4.83	$4.86
Non-Financial Information (Period End):
Common stockholders of record	627	633	658
Staff-full time equivalent	155	160	164